EXHIBIT 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Pre-Effective Amendment No. 1 to the Registration Statement (Form S-4 No. 333-148026) and related Proxy/Prospectus of First Defiance Financial Corp. for the registration of its common stock related to its acquisition of Pavilion Bancorp, Inc. and to the incorporation by reference therein of our report dated March 8, 2005, with respect to the consolidated statements of income, changes in stockholders’ equity and cash flows of First Defiance Financial Corp. and subsidiaries for the year ended December 31, 2004 included in its Annual Report (Form 10-K) for the year ended December 31, 2006, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

January 29, 2008